Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record First Quarter 2011 Results; EPS
Increased 127% to $1.34 on 49% Sales Growth

First Quarter Highlights:

  Net income increased 139% to $47.3 million or $1.34 per diluted share with sales increasing 49% to $537.2 million, representing a record for both sales and earnings for the first quarter.
  All product lines and geographic regions experienced increased sales during the 2011 first quarter.
  Gross margin percentage increased 210 basis points to 28.3% due to lower product and warranty costs, higher selling prices, and positive currency movements.
  Raising guidance for full year 2011 earnings to a range of $5.53 to $5.68 per diluted share, a 29% to 33% increase over full year 2010 based on expected full year 2011 sales growth of 17% to 20%.
  Polaris also announced in a separate press release the acquisition of Indian Motorcycle Company, the maker of America’s first motorcycle.

MINNEAPOLIS--(BUSINESS WIRE)--April 20, 2011--Polaris Industries Inc. (NYSE:PII) today reported record first quarter net income of $47.3 million, or $1.34 per diluted share, for the quarter ended March 31, 2011. By comparison, 2010 first quarter net income was $19.8 million, or $0.59 per diluted share. Sales for the first quarter 2011 totaled $537.2 million, an increase of 49 percent from last year’s first quarter sales of $361.7 million.

“We are extremely pleased with our first quarter results, as the momentum we built throughout 2010 continued into 2011. Retail demand for Polaris products in North America remained strong throughout the first quarter and we continued to gain market share. Our International business also remained strong with sales increasing 21 percent and we celebrated the grand opening of our European headquarters in Switzerland during the quarter. As a result of continuous improvement efforts directed at cost reduction and profitability enhancements, we generated significant margin expansion. In the first quarter, gross margin improved by 210 basis points and net income margin increased 330 basis points to 8.8 percent of sales,” commented Scott Wine, Polaris’ Chief Executive Officer. “In addition to our strong first quarter results, we are excited to announce the completion of the purchase of Indian Motorcycle Company, the maker of America’s first motorcycle. This transaction will complement and enhance our on-road product portfolio, and afford Polaris the opportunity to bring our world-class engineering, manufacturing, and distribution capabilities to an iconic American brand in the heavyweight motorcycle market.”

“Given our excellent start to the year we are significantly raising our expectations for sales and earnings for the full year 2011,” continued Wine. “We will continue to make prudent strategic investments and our strong balance sheet, with $346 million in cash on hand and only $200 million in debt at March 31, 2011, gives us the strength and flexibility to remain aggressive in identifying opportunities to accelerate growth. In addition, product innovation remains at the forefront of our strategy, as evidenced by our January launch of the all-new RANGER RZR XP™ 900 recreational vehicle and the Victory High-Ball™ custom cruiser, in addition to the March introduction of our model year 2012 snowmobiles.”

2011 Business Outlook

Based on Polaris’ performance during the 2011 first quarter and projections for the remainder of the year, the Company is increasing its full year sales and earnings guidance for 2011. The Company now expects full year 2011 earnings to be in the range of $5.53 to $5.68 per diluted share, an increase of between 29 and 33 percent over earnings of $4.28 per diluted share for the full year 2010. 2011 full year sales are now expected to grow in the range of 17 to 20 percent. Revised full year 2011 expectations include the dilutive impact of integrating the Indian Motorcycle acquisition and transition costs related to ongoing manufacturing realignment.

First Quarter Performance Summary (in thousands except per share data)
	Three Months ended March 31,
Product line Sales	2011	2010	Change
Off-Road Vehicles	$ 388,019	$ 250,403	55%
Snowmobiles	8,935	5,554	61%
On-Road Vehicles/Victory Motorcycles	44,908	25,353	77%
Parts, Garments & Accessories	95,336	80,398	19%
Total Sales	$ 537,198	$ 361,708	+49%

Gross profit	$ 151,835	$ 94,914	+60%
Gross profit as a % of sales	28.3%	26.2%	+210 bpts

Operating expenses	$ 87,538	$ 67,234	+30%
Operating expenses as a % of sales	16.3%	18.6%	-230 bpts

Operating Income	$ 69,583	$ 31,936	+118%
Operating Income as a % of sales	13.0%	8.8%	+420 bpts

Net income	$ 47,310	$ 19,771	+139%
Net income as a % of sales	8.8%	5.5%	+330 bpts

Diluted net income per share	$ 1.34	$ 0.59	+127%

Off-Road Vehicle (“ORV”) sales during the first quarter 2011, comprised of sales of ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, increased 55 percent from the first quarter 2010 to $388.0 million. This increase reflects significant market share gains for both ATVs and side-by-side vehicles driven by new product offerings including the recently introduced RANGER RZR XP 900 and increased sales in our adjacency businesses of military and Bobcat. North American consumer retail sales increased 12 percent for the 2011 first quarter from the first quarter last year, with side-by-side vehicle retail sales increasing significantly while ATV retail sales were down slightly. North American dealer inventories of ORVs for the 2011 first quarter were down slightly from the first quarter of 2010. Sales of ORVs outside of North America increased 20 percent in the first quarter 2011 when compared to the first quarter 2010, due to market share gains in both ATVs and side-by-side vehicles, positive mix benefit from increased sales of higher priced side-by-side vehicles, and positive currency benefit from the weaker US dollar.

Snowmobile sales totaled $8.9 million for the 2011 first quarter compared to $5.6 million for the first quarter of 2010. Historically, the first quarter is a slow quarter for snowmobile shipments. Sales increased primarily due to an increase in shipments to customers outside of North America in the 2011 first quarter compared to the first quarter last year. The North American snowmobile industry finished the season strong with industry retail sales up seven percent for the season ending March 31, 2011 due to the heavy snowfall during the past winter. Season-end North American dealer inventories for Polaris snowmobiles decreased over 40 percent from last year and are at their lowest levels in 16 years due to the positive industry trends and significant market share gains for the season. During the quarter the Company introduced nine new model year 2012 snowmobiles with industry-leading innovation and technology, including additional models with reduced vehicle weight and the award-winning PRO-RIDE™ progressive rear suspension. Additionally, the Company introduced the industry’s first Adventure snowmobile, the Switchback Adventure, combining wind protection, storage, high performance, and comfort in one purpose-built snowmobile.

Sales of the On-Road Vehicles division, comprised primarily of Victory motorcycles, increased 77 percent to $44.9 million during the first quarter of 2011 when compared to the same period in 2010. Polaris sales of On-Road Vehicles to customers outside of North America increased 59 percent during the 2011 first quarter compared to the prior year’s first quarter. In a positive sign for the industry, the North American heavyweight cruiser and touring motorcycle retail sales declined only slightly during the 2011 first quarter compared to the prior year’s first quarter. Worldwide, Victory unit retail sales were up modestly during the 2011 first quarter, with North American retail sales down slightly and retail sales outside of North America increasing. North American dealer inventory of Victory motorcycles for the 2011 first quarter remained approximately equal to comparable 2010 levels. Yesterday, the Company announced the acquisition of Indian Motorcycles, a legendary motorcycle brand which, over time, will help accelerate the growth of Polaris’ global motorcycle business (see the individual press release issued April 19, 2011 for additional information regarding this acquisition).

Parts, Garments, and Accessories (“PG&A”) sales increased 19 percent during the first quarter 2011 compared to the same period last year primarily due to increased RANGER™ side-by-side vehicle and snowmobile related PG&A sales.

Gross profit was 28.3 percent of sales for the first quarter of 2011, an increase of 210 basis points from 26.2 percent for the first quarter of 2010. Gross profit dollars increased 60 percent to $151.8 million for the first quarter of 2011 compared to $94.9 million for the first quarter of 2010. The increase in gross profit dollars and the 210 basis point increase in the gross profit margin percentage in first quarter 2011 resulted primarily from the benefit of continued product cost reduction efforts, lower warranty costs, higher selling prices, and favorable currency movements partially offset by the manufacturing realignment costs and negative product mix when compared to the first quarter of last year.

Operating expenses for first quarter 2011 increased 30 percent to $87.5 million or 16.3 percent of sales, compared to $67.2 million or 18.6 percent of sales for the first quarter of 2010. Operating expenses in absolute dollars for the first quarter of 2011 increased primarily due to planned strategic investments in the business and increased incentive compensation plan expenses due to the higher expected profitability and the current higher stock price in 2011.

Income from financial services was $5.3 million during first quarter 2011 compared to $4.3 million in the first quarter of 2010 primarily a result of the increased profitability generated from the retail credit portfolios with GE, HSBC and Sheffield.

Non-operating other income was $3.2 million in the first quarter of 2011, as compared to $0.2 million of expense in the first quarter of 2010. The increase in income is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for Income taxes for the first quarter 2011 was recorded at a rate of 34.5 percent of pretax income compared to 36.3 percent of pretax income for the first quarter 2010. The lower income tax provision rate in the first quarter 2011 is primarily due to the extension of the research and development credit by the U.S. Congress in the 2010 fourth quarter.

Financial Position and Cash Flow

Net cash provided by operating activities increased to $4.8 million for the first quarter ended March 31, 2011 compared to $3.8 million for the first quarter of 2010. The increase in net cash provided by operating activities for the 2011 first quarter was due to increased net income, mostly offset by a higher investment in working capital, primarily resulting from higher accounts receivable compared to the same period in 2010. Total debt was $200.0 million, of which $100.0 million was classified as current and $100.0 million was classified as long term at March 31, 2011. During the 2011 first quarter, the Company paid $31.0 million to repurchase and retire 0.4 million shares of Polaris common stock. The Company’s debt-to-total capital ratio was 34 percent at March 31, 2011, compared to 48 percent at the same period in 2010. Cash and cash equivalents were $345.9 million at March 31, 2011 compared to $124.4 million for the same period in 2010.

Manufacturing Realignment

The previously announced manufacturing realignment will consolidate manufacturing operations into existing operations in Roseau, Minnesota and Spirit Lake, Iowa, and a new facility in Monterrey, Mexico. Construction is essentially complete on the new facility in Monterrey and initial ORV production has begun. The Company expects shipments from the facility to begin in the second quarter. Manufacturing realignment costs charged to the statement of income are expected to total in the range of $24.0 million to $26.0 million, pretax, and capital expenditures for the project are expected to total approximately $35.0 million. The Company expects to realize annual pretax savings in excess of $30.0 million when the transition is completed. During the first quarter of 2011, $6.6 million of exit and startup costs were incurred from the realignment, which are primarily reflected in cost of sales on the statement of income. In addition, capital expenditures of $6.5 million were incurred in the first quarter 2011 related to the manufacturing realignment. Recently, Polaris also announced it will keep some of its engine manufacturing operations in Osceola, Wisconsin, due to the significant increase in the Company’s product volume. Previously the Company had planned to close or sell its entire Osceola operations (See separate press release issued on April 19, 2011 for additional details).

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2011 first quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President-Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 36643140.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally.

About Polaris

With annual 2010 sales of $1.991 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2011 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended March 31,
	2011	2010
Sales	$537,198	$361,708
Cost of Sales	385,363	266,794
Gross profit	151,835	94,914
Operating expenses
Selling and marketing	37,213	30,098
Research and development	22,999	18,738
General and administrative	27,326	18,398
Total operating expenses	87,538	67,234

Income from financial services	5,286	4,256
Operating Income	69,583	31,936

Non-operating Expense (Income):
Interest expense	511	699
Other expense (income), net	(3,201)	180
Income before income taxes	72,273	31,057

Provision for Income Taxes	24,963	11,286
Net Income	$47,310	$19,771

Basic Net Income per share	$1.38	$0.60
Diluted Net Income per share	$1.34	$0.59
Weighted average shares outstanding:

Basic	34,268	33,069
Diluted	35,331	33,750

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	March 31, 2011	March 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$345,921	$124,395
Trade receivables, net	121,696	91,335
Inventories, net	244,436	180,316
Prepaid expenses and other	20,556	18,682
Deferred income taxes	68,863	61,667
Total current assets	801,472	476,395

Property and equipment, net	184,553	189,433
Investments in finance affiliate	38,517	37,422
Investments in manufacturing affiliates	990	9,792
Goodwill and intangible assets, net	31,551	27,890
Total Assets	$1,057,083	$740,932

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long term borrowings under credit agreement	$100,000	$—
Accounts payable	132,210	89,722
Accrued expenses:
Compensation	98,912	39,190
Warranties	31,029	22,344
Sales promotions and incentives	76,118	65,805
Dealer holdback	52,263	48,068
Other	56,934	38,800
Income taxes payable	12,245	3,562
Current liabilities of discontinued operations	1,550	1,850
Total current liabilities	561,261	309,341

Long term income taxes payable	5,835	5,087
Deferred income taxes	811	14,143
Borrowings under credit agreement	100,000	200,000
Total liabilities	667,907	528,571

Shareholders’ Equity:
Total shareholders’ equity	389,176	212,361
Total Liabilities and Shareholders’ Equity	$1,057,083	$740,932

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For the Three Months Ended March 31,
	2011	2010
Operating Activities:
Net income	$47,310	$19,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,782	16,037
Noncash compensation	4,590	3,559
Noncash income from financial services	(1,178)	(1,204)
Noncash loss from manufacturing affiliates	20	643
Deferred income taxes	(1,402)	2,466
Changes in current operating items:
Trade receivables	(30,276)	(930)
Inventories	(5,395)	(1,001)
Accounts payable	18,962	14,065
Accrued expenses	(53,035)	(44,658)
Income taxes payable/receivable	9,967	(3,041)
Prepaid expenses and others, net	(3,115)	(1,901)
Net cash provided by operating activities	4,784	3,806

Investing Activities:
Purchase of property and equipment	(18,968)	(8,126)
Investments in finance affiliate, net	(170)	5,114
Acquisition of business, net of cash acquired	—	(2,500)
Net cash used for investing activities	(19,138)	(5,512)

Financing Activities:
Repurchase and retirement of common shares	(30,964)	(27,166)
Cash dividends to shareholders	(15,315)	(13,096)
Proceeds from stock issuances under employee plans	9,005	22,125
Tax effect of proceeds from stock based compensation exercises	2,452	3,998
Net cash used for financing activities	(34,822)	(14,139)

Impact of currency translation on cash balances	1,170	—

Net decrease in cash and cash equivalents	(48,006)	(15,845)

Cash and cash equivalents at beginning of period	393,927	140,240

Cash and cash equivalents at end of period	$345,921	$124,395